November 23, 2004

Mr. Ron Baird

ID Confirm

1800 Boulder Street

Suite 200

Denver, CO 80211

Re: Letter of Intent

Dear Rob:

The purpose of this Letter of Intent is to evidence and confirm the intentions of Aeros Aviation LLC ("Aeros") and ID Confirm, Inc. ("ID") to assist ID Confirm in developing a multi-function biometrically controlled hand-held security product. This Letter of Intent is an interim statement of the parties' expectations and is not binding upon the parties except to the extent specifically stated herein. Subject to the foregoing, the parties hereby set forth the following intentions:

    Product Description. The device will be a hand-held, biometrically "owned", battery powered device specifically designed to generate a random 8 character, alpha/numeric number displayed on a LCD or like display. If possible, the use of the products internally unique serial number will be used as part of the "hashed" random number. The device will be controlled by a swipe sensor, of Aeros choice, to initiate all actions.

    Product Features. The following features and functions are the deliverables for the project.

    Hand-held battery powered Biometric device.

    Random number generator featuring Alpha/Numeric characters.

    LCD Character Display.

    Re-chargeable battery (final method of re-charge to be determined).

    6 Proto-type Devices.

    Swipe Sensor.

    Each device to have unique serial number.

    Hash the random number and the serial number (option).

    Options to be considered during design. The following options are to be considered during the initial design phase for ease of incorporation into future products.

    IR Output

    RF Output

    Bluetooth (Europe)

    Camera

    USB (Network/PC access)

    Design Phases for Project. Product development will be a three phase product development plan.

    Proto-type development (6 units)

    Pre-production

    Production

Proto-type Phase

The proto-type development phase will allow us to identify areas of technology that may need to be licensed, internally developed or purchased. Initially, we see the following technologies that need to be focused on initially to save in overall cost.

      Display - a customer display should be designed specifically for this product.

      Originally a DSP was discussed as the main controller; since the FPC swipe sensor will be used to keep costs down we will be using the FPC controller.

      Develop a new plastic mold for the product.

During this phase all major software and hardware will be designed and developed. A manufacturing plan is developed, suppliers are sourced and a manufacturing partner is developed. This product should be sourced off-shore and we now have created a partnership with the source.

Proto-type Phase

This phase will be used as a dry run for the product in a manufacturing mod. Predetermined in the proto-type phase, the pre-production quantities will be used to also finalize all documentation, customer service plans, warranty return issues and distribution.

Production Phase

This is when all aspects of the project have the ability to run at a remote facility and either managed by ID Confirm, build to order by ID Confirm, managed and delivered by AcciMetrix or outsourced completely.

    No Legal Obligation. Notwithstanding the foregoing intentions or any other provisions of this Letter of Intent, it is understood that, until the issuance of Purchase Orders, neither of the parties hereto shall have a legally binding obligation to the other, except as follows:

      Expenses. ID will bear its expenses in connection with the project.

      Confidentiality. The terms and existence of this Letter of Intent will remain confidential and neither Aeros, ID nor any of their respective affiliates or representatives will disclose to any third party that Aeros and ID are involved in discussions or negotiations regarding a proposed transaction, without the prior written consent of the other. Aeros and ID will jointly approve any press release or other public announcement regarding this letter or the transactions contemplated hereby in advance. Unless mutually agreed, Aeros, on the one hand, and ID, on the other hand (as the case may be, the "Recipient"), will keep confidential any information which has been furnished to it by or on behalf of the other (as the case may be, the "Provider"), in connection with the transactions contemplated by this letter ("Confidential Information"), and will use the Confidential Information solely in connection with the transactions contemplated by this letter. If Definitive Agreements are not executed, the Recipient will, promptly upon request, return all Confidential Information to the Provider and either destroy any writings prepared by or on behalf of the Recipient based on Confidential Information or deliver such writings to the Provider. Confidential Information does not include information which (i) is or becomes generally available to the public other than as a result of disclosure in violation of this paragraph, (ii) is or becomes available to the Recipient on a non-confidential basis from a source other than the Provider or its representatives, provided that such source is not known to the Recipient to be bound by a confidentiality agreement or other obligation of secrecy with the Provider in respect thereof or (iii) is required, in the opinion of legal counsel, to be disclosed by law, in which case the parties will discuss the terms of such disclosure prior to its release. The Recipient may disclose Confidential Information to any of its directors, officers, managers, employees, affiliates and representatives who need to know such information for the purposes of the transactions contemplated hereby, but such persons will be informed by the Recipient of the confidential nature of such information and will be directed to treat such information confidentially and, in any event, the Recipient will remain responsible for any violation of the terms of this paragraph by any of them.

Please submit this Letter of Intent to the Board of Directors of ID for its approval. If the terms and conditions set forth above are acceptable to ID, please sign the duplicate copy in the space provided below and return it to me at your earliest convenience. This Letter of Intent will be effective upon execution by both parties hereto.

Very truly yours,

Aeros Aviation, LLC.

By: /s/ Andrew Eros
Andrew Eros, Chief Executive Officer

Accepted and agreed to this 22nd day of November, 2004:

ID Confirm, Inc.

By: /s/ Ron Baird
Ron Baird

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